[WILLKIE FARR & GALLAGHER LLP LETTERHEAD]

April 3, 2008

Medallion Financial Corp.

437 Madison Avenue, 38th Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to Medallion Financial Corp. (the “Company”), a corporation organized under the laws of the State of Delaware, with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about April 3, 2008, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 100,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Medallion Financial Corp. 2006 Non-Employee Director Stock Option Plan (the “Plan”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares to be issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP